January 11, 2006

Mr. Vincent L. Kasch

16912 Tidewater Cove

Austin, Texas 78717

Dear Vince:

This letter will confirm our agreement regarding a possible future “change of control” of Financial Industries Corporation (“FIC”).

If a Change of Control of Financial Industries Corporation (“FIC”) occurs, and if your employment is terminated without cause (as defined below) during calendar year 2006, your then-current bi-weekly salary and benefits, including but not limited to health and life insurance, will continue to be paid by the Company for the remainder of calendar year 2006, but for no less than six months following the effective date of termination of your employment. Notwithstanding the foregoing, any taxable benefits payable pursuant to the previous sentence which have not been paid prior to March 15, 2007 shall be paid in a lump sum cash payment on March 15, 2007. “Change of Control” means (i) any one person, or more than one person acting as a group (as defined pursuant to the Securities Exchange Act of 1934), acquires ownership of stock of FIC that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of FIC, (ii) any one person, or more than one person acting as a group (as defined pursuant to the Securities Exchange Act of 1934), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from FIC that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of FIC immediately prior to such acquisition or acquisitions.

For purposes of the preceding paragraph, “Cause” shall mean (i) your conviction of a crime involving dishonesty, fraud, breach of trust, or violation of the rights of employees; (ii) your willful engagement in any misconduct in the performance of your duties that, in the opinion of the Company, could materially injure the Company; (iii) your performance of any act that, if known to customers, agents, employees, or stockholders of the Company could, in the opinion of the Company, materially injure the Company; or (iv) your continued willful and substantial nonperformance of assigned duties for at least ten days after you receive notice from the Company of such nonperformance and of the Company’s intention to terminate your employment because of such nonperformance.

It is the intent of the parties to this letter agreement that any payments to be made hereunder be exempt from or compliant with Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements (“Section 409A”). If based on subsequent guidance or interpretations any provision provided herein would result in the imposition of an excise tax under Section 409A, the parties agree that each will use good faith efforts to reform any such provision to avoid imposition of any such excise tax in the manner that the parties mutually determine is appropriate to comply with or maintain an exemption from Section 409A.

Sincerely yours,

/s/ Michael P. Hydanus

Michael P. Hydanus

Interim President and Chief Executive Officer

Accepted by:

/s/ Vincent L. Kasch	1-12-06
Vincent L. Kasch	Date